Exhibit 5.4

April 18, 2017

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Ladies and Gentlemen:

I have acted as General Counsel to American Multi-Cinema, Inc., a Missouri corporation (“AMCI”), AMC License Services, Inc., a Kansas corporation (“AMCLS”) and AMC ITD, Inc., a Kansas corporation (“AMCITD” and, together with AMCI and AMCLS, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to £500,000,000 aggregate principal amount of the Company’s 6.375% Senior Subordinated Notes due 2024 (the “New Sterling Notes”), $595,000,000 aggregate principal amount of the Company’s 5.875% Senior Subordinated Notes due 2026 (the “New 5.875% Dollar Notes” and, together with the New Sterling Notes, the “November Exchange Notes”) and $475,000,000 aggregate principal amount of the Company’s 6.125% Senior Subordinated Notes due 2027 (the “New 6.125% Dollar Notes” and, together with the November Exchange Notes, the “Exchange Notes”) of AMC Entertainment Inc., a Delaware corporation (the “Company”).

The New Sterling Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 6.375% Senior Subordinated Notes due 2024 issued on November 8, 2016  and March 17, 2017 (the “Original Sterling Notes”), the New 5.875% Dollar Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 5.875% Dollar Notes due 2026 issued on November 8, 2016 (the “Original 5.875% Dollar Notes”) and the New 6.125% Dollar Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 6.125% Senior Subordinated Notes due 2027 issued on March 17, 2017 (the “Original 6.125% Dollar Notes” and, together with the Original Sterling Notes and the Original 5.875% Dollar Notes, the “Original Notes”), pursuant to a registration rights agreement, dated as of November 8, 2016 (the “2016 Registration Rights Agreement”), by and among the Company, the Guarantors and Citigroup Global Markets Inc., as representative for several initial purchasers and a registration rights agreement, dated as of March 17, 2017 (the “2017 Registration Rights Agreement” and, together with the 2016 Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Company, the Guarantors and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as

representatives for the several initial purchasers. We refer to the offer to exchange the Original Notes for the Exchange Notes as the “Exchange Offer.”

The Registration Rights Agreements were executed in connection with the private placements of the Original Notes. The Original Sterling Notes and the Original 5.875% Dollar Notes were, and the November Exchange Notes will be, issued pursuant to an indenture, dated as of November 8, 2016 (the “2016 Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Original 6.125% Dollar Notes were, and the New 6.125% Dollar Notes will be, issued pursuant to an indenture, dated as of March 17, 2017 (the “2017 Indenture” and, together with the 2016 Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee. The Exchange Notes will be fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by the Guarantors pursuant to notations of guarantees attached to the Exchange Notes (the “Guarantees”).

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indentures; (iv) the Registration Rights Agreements; (v) the Guarantees; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:

1.                                      AMCI is a corporation validly existing and in good standing under the laws of the State of Missouri.

2.                                      Each of AMCLS and AMCITD is a corporation validly existing and in good standing under the laws of the State of Kansas.

3.                                      The execution, delivery and performance by each Guarantor of its Guarantee has been duly authorized by all necessary corporate action on the part of such Guarantor, and such Guarantee has been duly executed and delivered by such Guarantor.

4.                                      The Indentures pursuant to which the Guarantees have been issued has been duly authorized, executed and delivered by all necessary corporate action on the part of the Guarantors.

The opinions expressed herein are limited to the corporate laws of the State of Kansas and the corporate laws of the State of Missouri, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to myself in the Prospectus which is a part of the Registration Statement. In giving such consent I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Kevin M. Connor